AMENDMENT NO. 1 DATED AS OF JULY 1, 2015 TO

FUND MANAGEMENT AGREEMENT DATED AS OF AUGUST 1, 2000

WHEREAS, AMG FUNDS I (formerly, MANAGERS TRUST I), a Massachusetts business trust having its principal place of business in Norwalk, Connecticut (the “Company”), and AMG FUNDS LLC (formerly, MANAGERS INVESTMENT GROUP LLC, which was formerly THE MANAGERS FUNDS LLC), a limited liability company organized under the laws of the State of Delaware and having its principal place of business in Norwalk, Connecticut (the “Manager”), entered into a Fund Management Agreement dated as of August 1, 2000 (as amended through the date hereof, the “Fund Management Agreement”);

WHEREAS, the Company and the Manager (collectively, the “Parties”) desire to amend the Fund Management Agreement as provided herein;

NOW, THEREFORE, the Parties hereby agree as follows:

1. Amendment to the Fund Management Agreement. Effective as of the date hereof, the Fund Management Agreement is hereby amended as follows:

A. Section 13. Section 13 is hereby added to the Fund Management Agreement to read in its entirety as follows:

“13. Sub-Adviser Oversight. Without limiting any other power or authority set forth elsewhere in the Fund Management Agreement, or pursuant to any law or otherwise, of the Manager to delegate its responsibilities under the Fund Management Agreement in respect of any Series to one or more other parties, and without limiting any obligation of the Manager under the Fund Management Agreement, in any case where a Portfolio Manager that is a company has been appointed, as contemplated by Section 2(B)(c) of the Fund Management Agreement, the Manager shall take the following actions in respect of the performance by the Manager of its obligations regarding the Series:

(1)	perform periodic detailed analysis and reviews of the performance by each such Portfolio Manager of its obligations to a Series, including without limitation analysis and review of portfolio and other compliance matters and review of each such Portfolio Manager’s investment performance in respect of a Series;

(2)	prepare and present periodic reports to the Board of Trustees of the Company (the “Board”) regarding the investment performance of each such Portfolio Manager and other information regarding each such Portfolio Manager, at such times and in such forms as the Board may reasonably request;

(3)	review and consider any changes in the personnel of each such Portfolio Manager responsible for performing the Portfolio Manager’s obligations and make appropriate reports to the Board;

(4)	review and consider any changes in the ownership or senior management of each such Portfolio Manager and make appropriate reports to the Board;

(5)	perform periodic in-person or telephonic diligence meetings, including with respect to compliance matters, with representatives of each such Portfolio Manager;

(6)	assist the Board and management of the Company in developing and reviewing information with respect to the initial approval of each agreement with each such Portfolio Manager (a “Subadvisory Agreement”) and annual consideration of each Subadvisory Agreement thereafter;

(7)	prepare recommendations with respect to the continued retention of any such Portfolio Manager or the replacement of any such Portfolio Manager, including at the request of the Board;

(8)	identify potential successors to or replacements of any such Portfolio Manager or potential additional such Portfolio Managers, perform appropriate due diligence, and develop and present to the Board a recommendation as to any such successor, replacement, or additional such Portfolio Managers, including at the request of the Board;

(9)	designate and compensate from its own resources such personnel as the Manager may consider necessary or appropriate to the performance of its services; and

(10)	perform such other review and reporting functions as the Board shall reasonably request consistent with the Fund Management Agreement and applicable law.

The Manager shall perform the obligations under the Fund Management Agreement relating generally to the investment program of a Series to the extent not delegated to a Portfolio Manager.”

2. Defined Terms; Confirmation of Other Terms of the Fund Management Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Fund Management Agreement. The Fund Management Agreement, as amended as provided herein, is hereby confirmed as being in full force and effect in accordance with its terms.

3. Counterparts. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument.

4. Limitation of Liability. A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.”

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of July 1, 2015.

AMG FUNDS I

By:	/s/ Donald S. Rumery
Name:	Donald S. Rumery
Title:	Treasurer, Chief Financial Officer and Principal Financial Officer

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer